Exhibit 99.2

Addendum No. 4

to Contract No. 840/08625142/25/158-15 dtd. July 12, 2015

Date of signature:

THE SELLER

Joint Stock Company «Isotope»,

(JSC «Isotope»)

Pogodinskaya str., 22, Moscow, 119435, Russia.

Phone: +7 (495) 981 96 16

THE BUYER

The Company IsoRay Medical Inc.

350 Hills Street, Suite 106

Richland, WA 99354-5411 USA

THE BUYERS and THE SELLERS have mutually agreed about the following:

1.

The total activity of each lot supplied during March 23 - April 27, 2018 will not exceed [**] Ci (the activity of the lot is established in accordance with the calibration date provided in the Buyers written order set to 12:00 p.m. (noon) Pacific Standard Time.)

2.	The price of the Goods supplied during March 23 - April 27, 2018 will be [**] USD per 1 Ci.

3.	During May-December 2018 the Sellers will deliver additionally to the Buyers the following Goods:

Denomination and Specifications of the Goods	Total activity of the lot on the calibration date will not exceed, Ci	Quantity of lots, pcs	Price, USD per 1 Ci	Amount, USD
The technical characteristic of the goods indicated in appendix 3 to the Contract	[**]	[**]	[**]	[**]

The Goods are to be shipped in non-returnable type A transport packing sets. The value of the packing sets is included into the Goods price.

Total activity of the lot is established in accordance with the calibration date provided in the Buyers written order set to 12:00 p.m. (noon) Pacific Standard Time.

The Amount of the Contract increases by [**] USD and total sum of the contract will be [**] USD ([**] USD).

The present addendum is the integral part of contract 840/08625142/25/158-15 and can be signed by E-mail.

All other terms and conditions are in accordance with Contract No. 2840/08625142/25/158-15, Appendices 1 and 2, Addenda 1, 2, 3.

THE SELLER	THE BUYER

/s/ Marina Nefedova	/s/ William Cavanagh
Marina Nefedova	3/19/2018
General Director
JSC Isotope